Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Champions Oncology, Inc. on Form S8 (No. 333-182747) of our report dated July 29, 2015, on our audit of the consolidated financial statements as of April 30, 2015 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 29, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

July 29, 2015